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  As filed with the Securities and Exchange Commission on November 2, 1995

                                                  Registration No. 33-_____





                     SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, DC 20549

                                  FORM S-8

                           REGISTRATION STATEMENT
                                 UNDER THE
                           SECURITIES ACT OF 1933

                          Pharmacia & Upjohn, Inc.
           (Exact Name of Registrant as Specified in Its Charter)

                                  Delaware
       (State or Other Jurisdiction of Incorporation or Organization)

                                 98-0155411
                    (I.R.S. Employer Identification No.)

               Fleming Way, Crawley, Sussex RH10 2LZ, England
            (Address of Principal Executive Offices) (Zip Code)

                    Management Incentive Program of 1982
                    Management Incentive Program of 1987
                    Management Incentive Program of 1992
                           (Full Title of Plans)

                              Kenneth M. Cyrus
                           Fleming Way, Crawley,
                          Sussex RH10 2LZ England
                  (Name and Address of Agent For Service)

                           011 (44-123) 953-1133
        Telephone Number, Including Area Code, of Agent For Service.

                      CALCULATION OF REGISTRATION FEE

 Title of                         Proposed     Proposed
Securities                        Offering     Aggregate
  to be          Amount to be     Price Per    Offering         Amount of
Registered        Registered      Share(1)     Price(1)     Registration Fee

Common Stock,
par value
$.01 per share    15,757,512       $11.70     $184,362,890     $63,573.41

      (1) The price shown is the pro forma book value per share of the Common Stock on June 30, 1995, in accordance with Rule 457(h)(i), and is being utilized solely for the purpose of calculating the registration fee.









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                                   PART I

                   INFORMATION REQUIRED IN THE PROSPECTUS


Item 1.     Plan Information

            Effective as of November 2, 1995, Pharmacia & Upjohn, Inc. (the "Company") assumed the outstanding stock options (the "Upjohn Options"), of The Upjohn Company ("Upjohn") issued pursuant to the Upjohn Management Incentive Program of 1982 (the "Upjohn 1982 Program"), the Upjohn Management Incentive Program of 1987 (the "Upjohn 1987 Program") and the Upjohn Management Incentive Program of 1992 (the "Upjohn 1992 Program", and together with the Upjohn 1982 Program and 1987 Program, the "Programs"). Each outstanding Upjohn Option issued under the Programs has been converted into an option (each a "Company Option") to purchase the number of shares of Common Stock, par value $.01 per share, of the Company (the "Company Common Stock") as shall be equal to the number of shares of Upjohn Common Stock, par value $1 per share, which could have been purchased immediately prior to November 2, 1995 (the effective time of the merger of Pharmacia & Upjohn Subsidiary, Inc. and Upjohn) under such Upjohn Option, multiplied by 1.45, and at an option exercise price per share, of Company Common Stock equal to the per share option exercise price specified in such Upjohn Option, divided by 1.45. All references in the Programs to Upjohn are, as a result of such assumption, deemed to refer to the Company. All other information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended (the "Securities Act") and the "Note" to Part I of Form S-8.

Item 2.     Registrant  Information  and  Employee  Plan Annual
            Information

            Any documents which the Company has agreed to provide are available by contacting the Company at Fleming Way, Crawley, Fleming, Sussex RH10 2LZ, England (011) (44-123) 953-1133. All other information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act and the "Note" to Part I of Form S-8.

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                                  PART II

             INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


Item 3.     Incorporation of Documents by Reference.

            The documents listed on (a) through (c) below are incorporated herein by reference.

            (a) Prospectus dated September 15, 1995 filed as part of the Company's Registration Statement on Form S-4 (File No. 33-61969).

            (b)   None.

            (c) The description of the Company's Common Stock contained in the Company's Registration Statement on Form 8-A (File No. 1-11557) filed with the Securities and Exchange Commission on October 24, 1995.

            All  documents subsequently  filed by  the Company  pursuant to
Section 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in the Registration Statement and to be part thereof from the date of filing of such documents.

Item 4.     Description of Securities.

            Not applicable.

Item 5.     Interests of Named Experts and Counsel.

            Not Applicable.

Item 6.     Indemnification of Officers and Directors.

            Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation's board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933. The Company's Certificate of Incorporation and By-laws provide for indemnification of its directors, officers, employees and other agents to the maximum extent permitted by the Delaware General Corporation Law. In addition, the Company has entered into indemnification agreements with its executive officers and directors. The Company also intends to purchase and maintain insurance for its officers, directors, employees or agents against liabilities which an officer, a director, an employee or an agent may incur in his capacity as such.

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            For a period  of six years after November 2,  1995, the Company will cause to be maintained in effect the current directors' and officers' liability insurance policies maintained by Upjohn and Pharmacia Aktiebolag ("Pharmacia") (provided that the Company may, and in the event of the cancellation or termination of such policies, the Company will, substitute therefore policies reasonably satisfactory to the indemnified parties of at least the same coverage containing terms and conditions which are no less advantageous) with respect to claims arising from facts or events that occurred prior to November 2, 1995.

            The Company has agreed that it will indemnify and hold harmless each present and former director and officer of Upjohn or Pharmacia, determined as of November 2, 1995, against any Costs (as defined in the Combination Agreement among Pharmacia, Upjohn, the Company and Pharmacia & Upjohn Subsidiary, Inc. (the "Combination Agreement")) incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to November 2, 1995, whether asserted or claimed prior to, at or after November 2, 1995, to the fullest extent that Upjohn or Pharmacia would have been permitted under Delaware or Swedish law, as the case may be, and their charter documents (each as in effect on August 20, 1995) to indemnify such indemnified parties (and the Company will also advance expenses as incurred to the fullest extent permitted under applicable law, provided that such indemnified party to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such indemnified party is not entitled to indemnification); and provided, further, that any determination required to be made with respect to whether an officer's or director's conduct complies with the standards set forth under Delaware or Swedish law and Upjohn's or Pharmacia's charter documents will be made by independent counsel selected by the Company.

            To the extent the foregoing provision does not serve to indemnify and hold harmless an Indemnified Party (as defined in the Combination Agreement), for a period of six years after the date of the Combination Agreement, the Combination Agreement provides that the Company will, subject to the terms set forth in the Combination Agreement, indemnify and hold harmless, to the fullest extent permitted under applicable law (and the Company will also advance expenses as incurred to the fullest extent permitted under applicable law; provided that the Indemnified Party to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Indemnified Party is not entitled to indemnification), each Indemnified Party against any Costs incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to the transactions contemplated by the Combination Agreement; provided, however, that the Company will not be required to indemnify any Indemnified Party if it is determined that the Indemnified Party acted in bad faith and not in a manner such Indemnified Party believed to be in or not opposed to the best interests of Upjohn or Pharmacia, as the case may be.

Item 7.     Exemption from Registration Claim.

            Not Applicable.

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Item 8.     Exhibits.

            The following exhibits  are filed as part  of this Registration
Statement:


Exhibit No.       Description

      3.1 Form of Restated Certificate of Incorporation of the Company (incorporated by reference to Exhibit 3(a) to the Company's Registration Statement on Form S-4 (File No. 33-61969)).

      3.2 Form of by-laws of the Company (incorporated by reference to Exhibit 3(b) to the Company's Registration Statement on Form S-4 (file No. 33-61969)).

      4.1         Specimen  Common  Stock   Certificate  (incorporated   by
                  reference to Exhibit 5 to the Company's Registration Statement on Form 8-A (File No. 1-11557).

      4.2 The Company Management and Incentive Program of 1992 (incorporated by reference to Exhibit 10(d) to Upjohn's Annual Report on Form 10-K for the year ended December 31, 1994 (File No. 1-4147) and amendment dated August 19, 1995.

      4.3 Portions of the Company Management and Incentive Program of 1987 relating to the 1987 Stock Option Plan and amendment dated August 19, 1995.

      4.4 Portions of the Company Management and Incentive Program of 1982 relating to the 1982 Stock Option Plan and amendment dated August 19, 1995.

      5(a) Opinion of Sullivan & Cromwell as to the validity of the Company Common Stock.

      5(b) Opinion of Shearman & Sterling as to the validity of the Company Common Stock.

      23.1 Consent of Sullivan & Cromwell (contained in Exhibit 5.1 attached hereto).

      23.2 Consent of Shearman & Sterling (contained in Exhibit 5.2 attached hereto).

      23.3        Consent of Coopers and Lybrand, LLP.

      23.4        Consent of Ohrlings Coopers and Consent
                  of KPMG Bohlins AB.

      23.5        Consent of KPMG Peat Marwick LLP.

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Item 9.     Undertakings

            (a)   The undersigned Registrant hereby undertakes:

                  (1)  To file, during any period in which offers or  sales
are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

                  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

            (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or
Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provision, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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                                 SIGNATURES

            Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of London, England, on this 2nd day of November, 1995.

                                          PHARMACIA & UPJOHN, INC.



                                    By:     /s/ Robert C. Salisbury
                                          Robert C. Salisbury
                                          Chief Executive Officer


            Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the indicated capacities on November 2, 1995.


                Signature                       Title



           /s/ Mats Pettersson                  Chairman of the Board
               Mats Pettersson


           /s/ Robert C. Salisbury              Chief Executive Officer and
               Robert C. Salisbury              Director


           /s/ Mats Lidgard                     Chief Accounting Officer and
               Mats Lidgard                     Director


           /s/ Kenneth M. Cyrus                 Chief Financial Officer and
               Kenneth M. Cyrus                 Director


           /s/ Goran Ando                       Director
               Goran Ando

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           /s/ Philip Carra                     Director
               Philip Carra


           /s/ Don W. Schmitz                   Director
               Don W. Schmitz


           /s/ Anna Rogmark                     Director
               Anna Rogmark